UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K/A
Current Report

________________

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2000

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	States of Incorporation	I.R.S. Employer I.D. Number
1-16163	WGL Holdings, Inc. 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
1-1483	Washington Gas Light Company 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report:    None

Item 5. Other Events

          The purpose of this Form 8-K/A is to amend the Current Report on Form 8-K dated October 30, 2000 and filed on November 7, 2000, to replace previously disclosed information about a weather insurance policy purchased by Washington Gas Light Company (Washington Gas or the Company).

Weather Insurance Purchase           On October 30, 2000, Washington Gas, the regulated natural gas distribution subsidiary of WGL Holdings, Inc., announced that it purchased a weather insurance policy in order to reduce its financial exposure to warm weather during the heating season. The policy has a 5-year term beginning October 1, 2000.

          The policy covers one-half of the Company's estimated net revenue exposure to variations in heating degree days (HDDs). The insurance policy defines a heating degree day as the greater of (i) 65 degrees Fahrenheit less the average of the daily high and daily low temperatures in degrees Fahrenheit as measured at Washington Reagan National Airport, or (ii) zero. For insurance policy purposes, neither average temperatures nor HDDs are rounded. Income is provided in a predetermined amount for each such HDD below 3,815 per fiscal year up to a maximum of 515 HDDs, subject to certain limitations. The annual premium under the policy is $4.25 million, and the maximum expense impact in any one year is equal to the after tax effect of that premium. If the weather in any given year is more than 3.5 percent warmer than 3,815 HDDs, the income provided by the policy will exceed the annual premium. Over the 5-year term of the policy, the Company cannot be paid for more than 1,295 HDDs.

           Additionally, if over the 5-year term of the policy the HDDs average less than 4,000 per year, the Company will receive a payment of $16.96 million reduced by the effect of certain amounts previously paid on a per HDD basis as described above.

           The Company has performed extensive simulation analysis that indicates that the annual net cash outlay for the policy (premiums paid less all benefits received) should average $415,000 after income taxes over the five-year period. Furthermore, the simulation analysis has demonstrated to an extremely high level of confidence that the 1,295 HDD limit is sufficient for the five-year period. Actual year-by-year net cash outlays may vary due to policy design and actual weather conditions.

           When the Company reports heating degree days, it computes HDDs in a method different from that used for insurance policy purposes. The Company's method rounds the average of the high and low temperatures to the nearest whole degree prior to subtracting that average from 65 degrees. As a result, for each fiscal year in the five-year policy period, the number of HDDs computed for insurance purposes will almost certainly be greater than the number of HDDs reported by the Company. Therefore, the insurance policy computation will indicate colder weather than the Company's computation, and the annual benefit received will be lower than might be expected if the Company's measure of HDDs were used. For example, based on historical analysis, the 3,815 HDD maximum mentioned above would be approximately 3,750 HDDs, or 1.4% warmer than normal, when computed using the Company's method.

          The following information is provided in response to a question asked during the earnings conference call broadcast on November 1, 2000. If this policy had been in place during fiscal year 2000, earnings per average common share would have declined by less than $0.01 after taking into consideration the after-tax cost of the premium paid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                        WGL Holdings, Inc.
                                                                                                                                     and
                                                                                                         Washington Gas Light Company
                                                                                                                             (Registrants)

Date                November 30, 2000               .                                     /s/  Robert E. Tuoriniemi     .
                                                                                                                      Robert E. Tuoriniemi
                                                                                                                            Controller
                                                                                                            (Principal Accounting Officer)